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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
    of Aspen Technology, Inc.
Cambridge, Massachusetts

We consent to the incorporation by reference in this Registration Statement of Aspen Technology, Inc. (the "Company") on Form S-8 of our report dated September 29, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's change in method of accounting for goodwill and intangible assets and the reclassification of reimbursements from customers for out-of-pocket expenses), appearing in the Annual Report on Form 10-K of Aspen Technology, Inc. for the year ended June 30, 2003.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 23, 2004

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM